Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED JULY 2, 2019
TO THE PROSPECTUS DATED APRIL 11, 2019

This document supplements, and should be read in conjunction with, our prospectus dated April 11, 2019, as supplemented by Supplement No. 1 dated April 11, 2019, Supplement No. 2 dated May 2, 2019, Supplement No. 3 dated May 17, 2019, Supplement No. 4 dated June 3, 2019 and Supplement No. 5 dated June 14, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I, Class T and Class D shares for the month of June 2019;

•	the distribution declared by our board of directors for Class A, Class I, Class T and Class D shares for the third quarter of 2019; and

•	the limit on redemptions pursuant to our share redemption plan for the third quarter of 2019.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I, Class T and Class D shares of our common stock on each business day for the month of June 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*
June 3, 2019	$14.22	$14.30	$14.25
June 4, 2019	$14.21	$14.30	$14.24
June 5, 2019	$14.24	$14.33	$14.27
June 6, 2019	$14.24	$14.33	$14.27
June 7, 2019	$14.24	$14.33	$14.27
June 10, 2019	$14.24	$14.33	$14.27
June 11, 2019	$14.24	$14.33	$14.27
June 12, 2019	$14.24	$14.33	$14.27
June 13, 2019	$14.25	$14.34	$14.28
June 14, 2019	$14.25	$14.34	$14.28
June 17, 2019	$14.26	$14.34	$14.29
June 18, 2019	$14.25	$14.34	$14.28
June 19, 2019	$14.26	$14.34	$14.29
June 20, 2019	$14.26	$14.35	$14.29
June 21, 2019	$14.25	$14.34	$14.28
June 24, 2019	$14.24	$14.33	$14.27
June 25, 2019	$14.23	$14.31	$14.26	$14.31
June 26, 2019	$14.23	$14.31	$14.26	$14.31
June 27, 2019	$14.26	$14.34	$14.29	$14.35
June 28, 2019	$14.33	$14.42	$14.36	$14.44
*Class D shares are currently being offered pursuant to a private placement offering. The table above includes the NAV per share for our Class D shares beginning on June 25, 2019, the date our first Class D shares were issued in our private offering.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00197058 per share for the period commencing on July 1, 2019 and ending on September 30, 2019 for each outstanding share of Class A, Class I, Class T and Class D common stock (before adjustment for any class-specific fees). The distribution will be paid monthly in arrears.
Share Redemption Plan Limit
For the quarter ended September 30, 2019, the limit for redemptions pursuant to our share redemption plan is $15,379,262.